CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2023, relating to the financial statements and financial highlights of Cantor Fitzgerald Infrastructure Fund (formerly Cantor Fitzgerald Sustainable Infrastructure Fund), for the period ended March 31, 2023, and to the references to our firm under the headings ”Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 26, 2024